Exhibit 10.1

Employee Status Change

May 31, 2024

Mr. Paul Lytle

EVP, Chief Financial Officer

Mosaic ImmunoEngineering, Inc.

Dear Mr. Lytle:

This letter is to confirm that your employment status with Mosaic ImmunoEngineering, Inc. (the “Company”) will change from full time exempt to part-time effective June 1, 2024. Below are some additional details pertaining to your revised employment status:

Position:	EVP, Chief Financial Officer of Mosaic ImmunoEngineering, Inc. reporting to Steven King, President and Chief Executive Officer

Effective Date of Change:	June 1, 2024

Employee Status:	Part-time not to exceed 8 hours per month.

Hourly Rate:	Your monthly rate will be $1,600.00. As previously agreed, all deferred and unpaid compensation as of the Effective Date of Change will be paid once the Company has completed a capital raise of at least $4 million to fund ongoing operations (“Required Capital Raise”). In recognition of your willingness to defer part of your past salary, the Company will grant you restricted stock units (”RSU’s”) equal to 20% of your deferred Base Salary as of the closing date of the financing. The number of RSU’s to be granted will be calculated based on the closing price of the Company’s common stock on the closing date of the Required Capital Raise and will vest one-year from the date of grant. Your receipt of the RSU award will be subject to your completing a Restricted Stock Unit Agreement which will set forth additional details of the grant.

PTO and Group Insurance Benefits:	Based on your new time commitment, you are not eligible for paid-time-off (“PTO”) or group insurance benefits.
At-Will Employment:	Your employment with the Company is "at-will." You and the Company are both free to terminate the relationship at any time, with or without cause or advance notice. The at will nature of the employment relationship cannot be changed except in a writing signed by both you and the President and Chief Executive Officer.

Please confirm your acceptance of this change in employment status with your e-signature within 3 business days of your receipt of this letter.

Sincerely,

/s/ Steve King

Steve King

President and Chief Executive Officer

I have read and understood this status change of employment and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ Paul Lytle                     | 5/31/24

Paul Lytle                              Date